Exhibit 99 (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Strategic Partners Mutual Funds:

We consent to the incorporation by reference, in this registration statement, of our reports dated December 22, 2005 on the statements of assets and liabilities of the Strategic Partners Mutual Funds (comprised of Strategic Partners International Growth Fund, Strategic Partners Small Cap Growth Fund, Strategic Partners Mid-Cap Growth Fund, Strategic Partners Mid-Cap Value Fund, Strategic Partners Technology Fund, Strategic Partners Health Sciences Fund, Strategic Partners Managed OTC Fund, Strategic Partners Capital Growth Fund, Strategic Partners Concentrated Growth Fund, Strategic Partners Core Value Fund, Strategic Partners Large Cap Core Fund, Strategic Partners Equity Income Fund, Strategic Partners Balanced Fund, Strategic Partners High Yield Bond Fund, Strategic Partners Money Market Fund, hereafter referred to as the “Funds”) including the portfolios of investments, as of October 31, 2005, and the related statements of operations, the statements of changes in net assets and financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP
New York, New York
February 27, 2006